Back to Form S-8
Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 18, 2010, relating to the consolidated financial statements and financial statement schedules of WellCare Health Plans, Inc. and subsidiaries (“WellCare”) (which report expresses an unqualified opinion), and the effectiveness of WellCare’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WellCare for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida
May 7, 2010